EXHIBIT 8.02

                          [Latham & Watkins Letterhead]















                                   May 3, 1999


Vanguard Cellular Systems, Inc.
2002 Pisgah Church Road
Greensboro, NC  27455

Ladies and Gentlemen:

                  We have acted as your special counsel in connection with the proposed merger (the "Merger") of Vanguard Cellular Systems, Inc. ("Vanguard"), a North Carolina corporation, and Winston, Inc. ("Subcorp"), a Delaware corporation and a wholly owned subsidiary of AT&T Corp., a New York corporation ("AT&T"), pursuant to which Vanguard will merge with and into Subcorp with Subcorp surviving as a wholly owned subsidiary of AT&T, all as described in the Amended and Restated Agreement and Plan of Merger dated as of October 2, 1998 (the "Agreement").

                  In connection with the Merger, you have requested our opinion as to whether, for United States federal income tax purposes, the Merger qualifies as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is being furnished pursuant to section 6.1(e) of the Agreement.

                  As  your  counsel,   we  have  made  such  legal  and  factual
examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
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May 3, 1999
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                  We have been furnished  with,  and have relied upon,  with the consent of Vanguard and AT&T, certificates of officers of Vanguard and AT&T dated as of the date hereof with respect to certain factual matters and have assumed that the statements in such certificates are complete and accurate. In addition, we have relied upon the accuracy of the Registration Statement of AT&T
on   Form   S-4   (the   "Registration   Statement")   and   the   joint   proxy
statement/prospectus    of    AT&T    and    Vanguard    (the    "Joint    Proxy
Statement/Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. We have also assumed that the Merger will qualify as a statutory merger under the applicable laws of the State of North Carolina and the State of Delaware, and the Merger will be consummated in accordance with the Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

                  We are opining herein as to the effect on the subject transaction only of the federal tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. In rendering our opinion, we have considered the current provisions of the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, juridical decisions and Internal Revenue Service rulings. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusion. Moreover, there can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                  Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, under current United States federal income tax law, the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.

                  This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.


                                                Very truly yours,



                                                /s/  Latham & Watkins